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Exhibit 99.1

For Immediate Release	Contact: Richard Wiley Samsonite Corporation Phone (303) 373-6373

Samsonite Enters Exclusivity and Confidentiality Agreements

        DENVER, Colorado, July 22, 2002—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) today announced that it has entered into a letter agreement pursuant to which, among other things, the Company agreed to enter into an up to 45-day exclusive negotiating period with Artemis S.A., which currently owns approximately 30% of the Company's outstanding common stock, and Ares Management, L.P., which is a holder of the Company's preferred stock, with respect to a potential joint deleveraging or recapitalization transaction involving the Company. In connection with entering into the agreement and to facilitate due diligence by Artemis, the Company and Artemis also entered into a customary confidentiality agreement. Among other matters, the agreement provides that, prior to 18 months from July 22, 2002, Artemis will not, without the Company's prior approval, acquire additional shares of the Company's common stock. The confidentiality agreement also imposes certain conditions on Artemis' ability to participate in proxy contests with respect to certain types of competing transactions. The Company previously entered into a similar confidentiality agreement with Ares.

        The Company emphasized that it is in the early stages of negotiations with Artemis and Ares and has not entered into any agreement or agreement in principle. No assurance can be given with respect to the timing or likelihood of entering into a definitive agreement or completing any possible transaction.

        Samsonite is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN® and SAMSONITE® black label.

        Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements. These factors include, among others, the impact of the September 11 events on economic, political and public safety conditions that impact consumer confidence and spending and the possibility of additional terrorist attacks or related events; general economic and business conditions, including foreign currency exchange rate fluctuations; industry capacity; changes in consumer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations; general levels of economic growth in emerging market countries; the loss of significant customers; completion of new product developments within anticipated time frames; changes in interest rates; and other factors that are beyond our control. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company's filings with the United States Securities and Exchange Commission. Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

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  Exhibit 99.1